Exhibit 99.(a)(3)

HARRIS OAKMARK ETF TRUST

TRUST INSTRUMENT

SCHEDULE A

Oakmark U.S. Large Cap ETF

Oakmark U.S. Concentrated ETF

Oakmark International Large Cap ETF

Oakmark Global Large Cap ETF

DATED: July 30, 2025